Exhibit 99.1

Horizon Technology Finance Adds

$25 Million to Revolving Credit Facility

Total Commitment Now $95 Million

FARMINGTON, Conn., April 27, 2016 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services and cleantech industries, today announced that its wholly owned subsidiary, Horizon Credit II LLC, has increased the size of its syndicated revolving credit facility (“Credit Facility”) led by KeyBank National Association (“Key”).

Horizon increased the size of the Credit Facility to $95 million by adding a new lender, with MUFG Union Bank, N.A. (“Union Bank”) committing $25 million. The Credit Facility has an accordion feature which allows for an increase in the total loan commitment to $150 million. There can be no assurance that any additional lenders will make any commitments under the Credit Facility.

“We are pleased to add Union Bank to our Credit Facility which further enhances our borrowing capacity and allows us to leverage existing investments and expand our investment portfolio by originating high-quality loans,” said Christopher M. Mathieu, Senior Vice President and Chief Financial Officer. “Horizon appreciates its excellent relationship with Key, its lead lender, whose syndication efforts brought another respected bank to join our Credit Facility. We look forward to working with Union Bank as Horizon remains focused on executing its core investment strategy.”

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to generate current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California and Reston, Virginia. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Scott Eckstein / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	seckstein@igbir.com / lberman@igbir.com